EXHIBIT 99.1

Anika Appoints Michael Levitz as Chief Financial Officer

Seasoned financial executive brings broad medical device industry experience and track record of value creation

BEDFORD, Mass., Aug. 05, 2020 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation, restoration and regenerative solutions company with products across the orthopedic early intervention continuum of care, today announced the appointment of Michael Levitz as Executive Vice President, Chief Financial Officer and Treasurer, starting August 10, 2020. Mr. Levitz brings over 20 years of public company financial experience to Anika and has helped deliver significant increases in enterprise value and operating performance at several medical device companies. He succeeds Sylvia Cheung, who will continue with the Company in an advisory capacity for a period following the succession effective date to assist with a smooth transition.

“Anika is delighted to welcome Mike to our leadership team during this pivotal time of momentum and growth for the Company,” said Cheryl R. Blanchard, Ph.D., President and Chief Executive Officer of Anika. “His extensive experience building, developing, and retaining high-performing teams during significant periods of growth and transformation will be invaluable as we continue to integrate the acquisitions of Parcus Medical and Arthrosurface, leverage our expanded global commercial reach, and advance our strategic growth plan.”

“Anika is at an exciting stage of its corporate evolution, with a strong financial foundation and a robust and growing early intervention orthopedic product portfolio and pipeline,” said Mr. Levitz. “I look forward to contributing to the Company’s culture of financial discipline and investment in innovation to accelerate growth and value creation for shareholders.”

Prior to joining Anika, Mr. Levitz served as Senior Vice President, Chief Financial Officer and Treasurer of Insulet Corporation, a global innovative medical device and drug delivery company. Prior to Insulet, from 2009 to 2015 he was the Senior Vice President, Chief Financial Officer and Treasurer of Analogic Corporation, a global provider of medical guidance, diagnostic imaging and threat detection equipment. Previously, during his seven years with Hologic, Inc. and Cytyc Corporation (which merged with Hologic in October 2007), Mr. Levitz served in various capacities including Vice President and Corporate Controller. Mr. Levitz began his career in the high technology audit practice at Arthur Andersen. Mr. Levitz earned his Bachelor of Arts in Business Economics, with emphasis in Accounting, from the University of California Santa Barbara and is a certified public accountant. In 2011, he was a finalist for the Boston Business Journal's Chief Financial Officer of the Year award.

About Anika Therapeutics, Inc.

Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global, integrated joint preservation, restoration and regenerative solutions company based in Bedford, Massachusetts. Anika is committed to delivering products along the orthopedic early intervention continuum of care to improve the lives of patients, with a focus on osteoarthritis pain management, sports medicine and joint preservation, restoration and regeneration. The Company has close to three decades of global expertise commercializing innovative products across the orthopedic early intervention continuum of care. For more information about Anika, please visit www.anikatherapeutics.com.

For Investor Inquiries: Anika Therapeutics, Inc. Kristen Galfetti, 781-457-9000 Executive Director, Investor Relations investorrelations@anikatherapeutics.com	For Media Inquiries: W2O Group Rachel Girard, 617-379-6760 rgirard@w2ogroup.com